CONSULTING AGREEMENT

     This Consulting Agreement (this “Agreement”), dated as of March 31, 2015, is entered into by and between You On Demand Holdings, Inc. (the “Company”) and Marc Urbach (“Consultant”). (The Company and Consultant are referenced collectively herein as the “Parties”; each of the Parties is referred to individually as a “Party”).

RECITALS

     WHEREAS, Consultant is currently employed by the Company as President and Chief Financial Officer; and WHEREAS, Consultant’s employment with the Company will terminate as of the date of this Agreement, and the Company desires to engage Consultant to provide transition services for the Company in accordance with the provisions of this Agreement; and Consultant desires and is willing to accept engagement with the Company on the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

     AGREEMENTS

1. Consulting Services; Term.

     1.1 Company desires to engage Consultant as an independent contractor providing services to the Company, and Consultant desires to accept such engagement, upon the terms and conditions in this Agreement.

     1.2 The term of this Agreement (the “Term”) shall begin as of March 31, 2015, and end on the relevant date described in Section 3, unless extended by mutual agreement of the Parties.

     1.3 During the Term, Consultant shall perform the transition services set forth in Exhibit A to this Agreement. In performing such services, Consultant shall report to the Chief Executive Officer (“CEO”) of Company.

     1.4 Consultant shall be generally responsible for maintaining, at Consultant’s own expense, a place of work, any necessary equipment and supplies, and appropriate communications facilities.

     1.5 During and after the Term, Consultant will not: (a) negotiate or enter into any oral or written contract, agreement, or arrangement on behalf of or in the name of the Company, sign any checks on behalf of or authorize any payments by the Company, or otherwise bind the Company, without the express prior written consent of the CEO of Company; (b) knowingly engage in any conduct, or cause the Company to engage in any conduct, that would result in the Company’s breach or violation of any agreement, law, ordinance, or regulation; or (c) describe or represent Consultant, or hold Consultant out, as an employee of the Company.

2. Fees and Expenses. Payment of the Fees shall be made in the amount and at the time set forth in Exhibit A. If the Consultant incurs any reimbursable expenses, Consultant shall be reimbursed promptly upon providing supporting documentation provided that expenses were approved by the Company in accordance with the Company’s employee expense reimbursement policies and incurred by Consultant on behalf of the Company.

3. Termination of Agreement.

     3.1 The Term and this Agreement shall begin on the date hereof and shall terminate 6 months from the date hereof (the “Termination Date”).

     3.2 Upon the Termination Date, Consultant shall be entitled only to (a) the portion of Consultant’s fee that was earned before the Termination Date; and (b) reimbursement of expenses incurred by Consultant before the Termination Date that are reimbursable under Section 2 (the “Accrued Compensation”).

4. Independent Contractor; No Employee Benefits.

     4.1 In performing services for the Company under this Agreement, Consultant shall act as an independent contractor with respect to the Company and not as its employee. As an independent contractor, Consultant shall accept any directions issued by the Company pertaining to the goals to be attained and the results to be achieved by Consultant, but shall be solely responsible for the manner in which Consultant’s services shall be performed. During the Term, Consultant may perform work on behalf of persons and entities other than the Company, so long as: (a) Consultant devotes sufficient time to performance of services under this Agreement as shall be reasonably necessary for Consultant to effectively and efficiently perform those services; (b) Consultant does not violate any part of this Agreement or any obligations Consultant may otherwise have or any restrictive covenants with the Company or an affiliate of the Company; and (c) Consultant does not engage in any conduct that creates an actual or apparent conflict of interest with Consultant’s obligations to the Company under this Agreement.

     4.2 Consultant agrees and acknowledges that: (a) except as otherwise provided in an agreement between Consultant and the Company, at no point during or after the Term shall Consultant be eligible to participate in any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements, or other similar plans or programs maintained by Company for the benefit of its employees, and shall never claim that Consultant is eligible for or entitled to any benefits under any such plan, arrangement, or program based on services performed under this Agreement; (b) the Company shall not provide Consultant with any statutory benefit available to employees, including but not limited to workers’ compensation, disability insurance, Social Security, or unemployment compensation coverage with respect to services performed during the Term; and (c) the Company shall not make any tax or other withholdings from any payment it makes to Consultant or any contributions to any federal or state agency with respect to such payments on behalf of Consultant, but shall report the payments made to Consultant hereunder on an IRS Form 1099. Consultant agrees never to claim, during or after the Term, that Consultant was or is an employee of the Company at any point during the Term.

5. Legal Requirements and Insurance.

     5.1 Consultant represents and warrants to the Company that Consultant has fulfilled all legal obligations necessary for Consultant to perform the services and tasks described in Exhibit A of this Agreement and to otherwise comply with Consultant’s obligations hereunder.

     5.2 Consultant shall comply at Consultant’s own expense with all applicable provisions of workers’ compensation laws, Social Security law, federal, state, and local income tax laws, and all other applicable laws and regulations relating to terms and conditions required to be fulfilled by independent contractors.

     5.3 The Parties acknowledge that the Company intends to deduct the fees it pays to Consultant for services under this Agreement (the “Consulting Fees”) as an ordinary and necessary business expense for income tax purposes. Consultant agrees and represents that, except as otherwise required in writing by the Internal Revenue Service, (a) Consultant will treat the Consulting Fees as ordinary income for income tax purposes, pay all taxes due on Consultant’s receipt of the Consulting Fees including, but not limited to, income taxes and self-employment taxes (“Consultant’s Taxes”); and (b) if Consultant reports the receipt of the Consulting Fees as other than ordinary income and/or fails to pay Consultant’s Taxes, Consultant will indemnify and hold harmless the Company from the employee share of any and all taxes, penalties, interest, costs and expenses actually incurred, and reasonable attorneys’ fees and accounting fees, assessed against or incurred by the Company as a result thereof.

     5.4 If required by law or regulation, Consultant will obtain, maintain, and pay for any insurance coverage (including, without limitation, workers’ compensation or professional liability insurance coverage) needed for Consultant to conduct its business and perform services under this Agreement. Upon request of the Company, Consultant will promptly provide the Company with a copy of the current insurance policy for any such coverage.

     5.5 The obligations of the Company with respect to providing indemnification and/or insurance coverage contained in section 8.9 of the Employment Agreement and section 5 of the Separation Agreement shall apply with respect to all services rendered by Consultant to the Company, and the Company shall take all steps necessary to provide such indemnification and/or insurance coverage to Consultant hereunder.

     5.6 Consultant shall indemnify and defend the Company, and hold it harmless, from and against any and all claims, losses, damages and expenses (including reasonable attorneys’ fees and costs) arising, directly or indirectly, from intentional misconduct or gross negligence, in the performance of services under this Agreement, provided that there shall be no duty to indemnify or defend with respect to actions or omissions by you made in the good faith belief they were in the best interest of the company.

6. Restrictive Covenants.

     6.1 Restrictive Covenants. Consultant and the Company agree that the Company would suffer irreparable harm and incur substantial damage if Consultant were to enter into Competition (as defined herein) with the Company. Therefore, in order for the Company to protect its legitimate business interests, Consultant agrees as follows:

          (a) Without the prior written consent of the Company, Consultant shall not, during the Term, for any reason, directly or indirectly, invest or engage in any business that is Competitive (as defined herein) with the business of the Company or accept employment or render services to a Competitor (as defined herein) of the Company as a director, officer, agent, employee or consultant or solicit or attempt to solicit or accept business that is Competitive with the business of the Company, except that Consultant may own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended.

          (b) Nothing contained herein shall relieve Consultant of his obligations pursuant to sections 6.1.1, 6.1.2. , 6.1.3, 6.1.4 and 6.1.6 of the Employment Agreement.

     6.2 Works for Hire. Consultant acknowledges and agrees that all services performed for the Company during the Term are provided on a work for hire basis (as that term is used in the United States Copyright Act), and that Consultant has no right, claim or title, and expressly disavows any such right, claim, or title, to any such work. If, for any reason, the foregoing is ineffective to confirm the absolute, irrevocable and unconditional ownership by, or rights of, the Company in any materials created by Consultant in connection with such services, or if it should ever be determined that any of such materials are not a “work-made-for-hire” exclusively owned and authored by the Company, Consultant hereby absolutely, irrevocably and unconditionally assigns (or, to the extent such assignment is or may be prohibited or limited by any applicable law, hereby absolutely, irrevocably and unconditionally licenses, royalty-free) exclusively to the Company all of such materials, throughout the universe in perpetuity, without condition, exclusion, limitation or reservation.

     6.3 Return of Property. In the event of the termination of Consultant’s engagement for any reason, Consultant shall deliver to the Company: (i) all of the property of each of the Company and its affiliates received at any time by Consultant (to the extent not previously returned to the Company) and (ii) all the documents and data of any nature and in whatever medium of each of the Company and its affiliates received at any time by Consultant (to the extent not previously returned to the Company), and Consultant shall not take any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information; provided, however, the foregoing shall not limit any rights or obligations with respect to any such property, documents, data or reproductions thereof that Consultant may have as a shareholder, creditor, consultant and/or director of the Company.

7. Non-Disparagement. Except as otherwise required by law, Consultant and Company each agrees that he and it respectively will not make any false, negative or disparaging comments about, and that he and it will refrain from directly or indirectly making any comments or engaging in publicity or any other action or activity which reflects adversely upon, the other (and with respect to the Company, its employees, agents or representatives). This Non-Disparagement provision applies to comments made verbally, in writing, electronically or by any other means, including, but not limited to blogs, postings, message boards, texts, video or audio files and all other forms of communication. The Company will direct its executive officers to comply with the foregoing.

8. Legal Representation. Consultant acknowledges that he was advised to consult with, and has had ample opportunity to receive the advice of, independent legal counsel before executing this Agreement, and that the Company advised Consultant to do so and that Consultant has fully exercised that opportunity to the extent he desired. Consultant acknowledges that he had ample opportunity to consider this Agreement and to receive an explanation from such legal counsel of the legal nature, effect, ramifications, and consequences of this Agreement. Consultant warrants that he has carefully read this Agreement, that he understands completely its contents, that he understands the significance, nature, effect, and consequences of signing it, and that he has agreed to and signed this Agreement knowingly and voluntarily of his own free will, act, and deed, and for full and sufficient consideration.

9. Due Execution; Binding Obligation. The Company represents and warrants that it has taken all necessary action required to authorize, execute, deliver and perform this Agreement and that when signed and delivered to Consultant, it is a valid legal and binding obligation of the Company.

10. Miscellaneous.

     10.1 Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid), or faxed, to the recipient at the address below indicated:

To Company:

You On Demand Holdings, Inc.
Office Park, Tower A Suite 2603
10 Jintong West Road,
Chaoyang District, Beijing
100020
People’s Republic of China

To Consultant:

Marc Urbach
79 Greenhill Road
Springfield, New Jersey 07091

or such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. Any notice under this Agreement shall be deemed to have been given when personally delivered, one business day after sent by reputable overnight courier service, five days after deposit in the U.S. mail or at such time as it is transmitted via facsimile, with receipt confirmed.

     10.2 Severability. It is the Parties’ intend that the provisions of this Agreement be read and interpreted with every reasonable inference given to its enforceability. However, it is also the Parties’ intent that if any term, provision or condition of the Agreement is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     10.3 Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have been related to the subject matter hereof in any way.

     10.4 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including .pdf files), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

     10.5 Amendment and Waiver. This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both (a) the Company; and (b) Consultant.

     10.6 Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief employment office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

     10.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and Consultant and each of their successors and assigns, as applicable. If the Company shall merge or consolidate with or into, or transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding on, and run to the benefit of, the successor of the Company resulting from such merger, consolidation, or transfer. Consultant shall not assign, pledge, or encumber his interest in this Agreement, or any part thereof, without the prior written consent of the Company, and any such attempt to assign, pledge or encumber any interest in this Agreement shall be null and void and shall have no effect whatsoever.

     10.8 Governing Law; Jurisdiction and Venue; No Jury Trials. This Agreement shall be governed by and construed in accordance with the laws of New York (without regard to principles of conflicts of law), and each of the Parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in any action or proceeding arising out of, or relating to, this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought may be enforced by suit on the judgment or in any other manner provided by law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

11. Knowing and Voluntary Agreement. Consultant has carefully read all parts of this Agreement and fully understands their meaning. Consultant understands that this Agreement is legally binding, and affirms that Consultant is entering into it voluntarily. Consultant acknowledges having had an adequate opportunity to review this Agreement with an attorney of Consultant’s choice, and having done so to the full extent Consultant believes necessary and appropriate.

     IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

YOU ON DEMAND HOLDINGS, INC.

By:	/s/ WEICHENG LIU
Name:	Weicheng Liu
Title:	Chief Executive Officer

CONSULTANT

/s/ MARC URBACH
Name:	Marc Urbach

     EXHIBIT A
to CONSULTING AGREEMENT

Description of Basic Consulting Services

1. Basic Services. Consultant shall provide for the Company the following consulting services, in accordance with the terms and conditions of this Agreement:

a. Help to participate in the Company’s finance function ensuring a smooth transition to the Company’s finance team, including but not limited to:

  involved in the review of the 2015 annual and quarterly budgets;

  review of the Company’s financial and operating metrics based on current and future business goals;

  involved in discussions and oversight of the company’s liabilities, including review of legal contracts, discussion of statutory and tax obligations, contingencies, leases, insurance, etc.;

  provide insight on improvements to the company’s corporate governance and internal control policies, implementations and metrics.

b. Assist in the company’s internal and external reporting process by providing insight, comments and reminders on the following reporting matters all required SEC reporting and document filings

  internal communication with Audit Committee and Finance Oversight Committee external communication with auditors, financial consultants, legal counsels, SEC and other relevant parties.

c. Continued support to the Company’s investor relations team, including assisting in investor communication and outreach

2. Fees. Consultant will earn fees during the Term at a monthly rate of $19,167, to be paid 50% in cash and 50,000 restricted shares of stock of the Company. Consulting fees shall be paid on or prior to the first day of each calendar month, as follows: $9,583.50 in cash and 8,333 shares of stock except for the sixth month when the stock portion of the payment shall be 8,335 shares.

3. Manner of Providing Services. The consulting services shall be provided at times reasonably convenient to Consultant and shall customarily be provided by telephone or email. Consultant shall not be required to travel outside of the New York metropolitan area without his consent and in such case at the Company’s sole expense. International travel shall be business or first class for air travel and luxury for hotel accommodations.